2003 AMENDED ARTICLES OF INCORPORATION
OF
THE DAVEY TREE EXPERT COMPANY

                                   FIRST.  The name of the Company is THE DAVEY TREE EXPERT COMPANY.

                                   SECOND.  The place in the State of Ohio where the principal office of the Company is located is the City of Kent, in Portage County.

                                   THIRD.  The purposes for which the Company is formed are:

                                   (a)     To engage in all phases of the tree and lawn care business, including without limitation, the care, treatment, preservation, propagation, cultivation, planting, removal and sale of trees, plants, shrubs and vines, the practice of landscape architecture, the trimming of trees and other forms of line clearing, including right-of-way clearance for power and telephone companies or others, the publication of books, pamphlets, periodicals and other literature for free distribution or sale, the manufacturing, jobbing, buying and selling at wholesale or retail of any and all tools, materials, supplies, implements or equipment, the practice of forestry, the logging, sawing, milling, processing and marketing of forest products, the development of recreation areas and facilities and the acquisition, operation and sales of farms, manufacturing establishments and other enterprises;

                                   (b)     To manufacture, to purchase, lease or otherwise acquire, to hold and use, to sell, lease or otherwise dispose of and to deal in or with personal property of any description and any interest therein;

                                   (c)     To purchase, lease or otherwise acquire, to invest in, hold, use and encumber, to sell, lease, exchange, transfer or otherwise dispose of and to construct, develop, improve, equip, maintain and operate structures and real property of any description and any interest therein;

                                   (d)     To borrow money, to issue, sell and pledge its notes, bonds and other evidence of indebtedness, to secure any of its obligations by mortgage, pledge or deed of trust of all or any of its property and to guarantee and secure obligations of any person, firm or corporation, all to the extent necessary, useful or conducive to carrying out any of the other purposes of the Company;

                                   (e)     To invest its funds in any shares or other securities of another corporation, business or undertaking of a government, governmental authority or governmental subdivision; and

                                   (f)     To do whatever is deemed necessary, useful or conducive to carrying out any of the purposes of the Company and to engage in any lawful activity for which corporations may be formed under the Ohio General Corporation Law.

                                   FOURTH.  The authorized number of shares of the Company is 28,000,000, consisting of 4,000,000 Preferred Shares, without par value (the "Preferred Shares"), and 24,000,000 Common Shares with par value of $1 each (the "Common Shares").

                                   DIVISION A.  Express Terms of Preferred Shares.

                                   The Preferred Shares shall be issuable only to holders of Common Shares of the Company as a class, unless the holders of Common Shares as a class waive such right of issuance, and the Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to the Articles of Incorporation of the Company in respect of any Preferred Shares which constitute unissued or treasury shares at the time of such adoption, for the purpose of dividing any or all of such Preferred Shares into such series as the Directors shall determine, each of which series shall bear such distinguishing designation as the Directors shall determine and within the limitations prescribed by the provisions of the Ohio General Corporation Law, fix the express terms of any such series of Preferred Shares, which may include statements specifying:

                                   (a)     Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;

                                   (b)     Liquidation rights, preferences, and price;

                                   (c)     Redemption rights and price or prices, if any;

                                   (d)     Sinking fund requirements, if any, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

                                   (e)     Conversion rights, if any, and the conversion rate or rates or price or prices and the adjustments thereof, if any, and all other terms and conditions upon which conversions may be made; and

                                   (f)     Restrictions on the issuance of shares of any class or series of the Company.

                                   DIVISION B.  Express Terms of Common Shares.

                                   The Common Shares shall be subject to the express terms of the Preferred Shares and any series thereof.  Each Common Share shall be equal to every other common share.  The holders of Common Shares shall be entitled to one vote for each share held by them upon all matters presented to the shareholders.

                                   FIFTH.  The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Ohio General Corporation Law.  Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Company and at such prices as the directors may from time to time determine.

                                   SIXTH.  When a shareholder, or a shareholder's estate upon the death of a shareholder, proposes to sell, give or otherwise transfer Common Shares, whether voluntarily or involuntarily, other than (i) transfers to a current Employee (as defined), (ii) transfers by a current or former Employee to members of his or her Immediate Family (as defined), and (iii) transfers by a deceased current or former Employee to members of his or her Immediate Family, the Company and the ESOT (as defined) shall have the right, at their option, to purchase all (but not less than all) of the Common Shares held by the shareholder on the terms and conditions set forth in this article SIXTH.

                                   (a)     For purposes of this Article SIXTH, the following definitions apply:

                                   (i)     "Employee" means an hourly or salaried employee of the Company or of any subsidiary of the Company.  For this purpose, a "subsidiary" is another corporation of which the Company owns, directly or indirectly through another subsidiary, more than 50% of the voting power.

                                   (ii)     "ESOT" means the trust for the Company's Employee Stock Ownership Plan, or any replacement or substitute for that Plan, as amended from time to time.

                                   (iii)     Member of an Employee's "Immediate Family" means the Employee's spouse, children (including any adopted children and step children), and any trust established for the benefit of one or more of them.

                                   (b)     The purchase price per share shall be the most recent available valuation of the Common Shares conducted for the ESOT, provided that these valuations continue to be made at least once a year.  If these valuations are no longer made or are made less frequently than once a year, the purchase price per Common Share shall be the fair market value per Common Share determined using another method established from time to time by the Company's Board of Directors.

                                   (c)     In the event of the death of a shareholder and the proposed transfer of the shareholder's Common Shares to anyone other than an Employee or a member of an Employee's Immediate Family, the right of the Company and the ESOT to purchase the Common Shares may be exercised by written notice to the representatives of the shareholder's estate.  The notice of exercise may be delivered at any time on or before the 30th day after the Company receives written notice of (i) the shareholder's death and (ii) the identity and address of the representatives of the shareholder's estate.  Upon delivery of the notice of exercise on or before the 30th day and tender of the purchase price for the Common Shares by the Company, all rights of the representatives in respect of the Common Shares shall cease, and the representatives shall deliver to the Company any certificate or certificates representing the Common Shares.  If the Company and the ESOT fail to deliver the notice of exercise on or before the 30th day, the representatives of the shareholder's estate and heirs can take and hold the Common Shares, subject to the restrictions set forth in this Article SIXTH.

                                   (d)     In the event of a proposed sale, gift, or other transfer of Common Shares to anyone other than an Employee of the Company or a member of an Employee's Immediate Family, the right of the Company and the ESOT to purchase the Common Shares may be exercised at any time within 30 days after the certificate or certificates representing the Common Shares have been surrendered to the Company or its transfer agent for transfer.  Upon delivery of the notice of exercise within the 30-day period and tender of the purchase price for the Common Shares by the Company, all rights of the former shareholder in respect of the Common Shares shall cease, and the Company may retain the certificate or certificates representing the Common Shares.  If the Company and the ESOT fail to deliver the notice of exercise within the 30-day period, the shareholder may proceed with the proposed transfer, and the recipient can take and hold the Common Shares, subject to the restrictions set forth in this Article SIXTH.

                                   (e)     Whenever both the Company and the ESOT desire to purchase Common Shares under this Article SIXTH, the Company shall have the first right to purchase the Common Shares, and the ESOT shall have the right to purchase any Common Shares not purchased by the Company.

                                   (f)     All Common Shares shall bear a legend referring to the restrictions on transfer set forth in this Article SIXTH.

                                   SEVENTH.  These 2003 Amended Articles of Incorporation supersede the existing 1991 Amended Articles of Incorporation of the Company and all amendments thereto.